Wpdoc2\nsar\2000\132-77d-2000.doc                   02/28/00


NAME OF REGISTRANT:
Franklin Gold and Precious Metals Fund
File No. 811-1700

Exhibit Item No. 77D (g): Policies with respect to security investments

From the July 19, 2001, "regular meeting of the board of trustees" minutes:

     RESOLVED,  that effective December  1,  2001,  the
     Trust adopt a non-fundamental policy that it will normally invest at least 80% of its net assets in investments of gold and precious metals operations companies, and that this policy is changeable only upon sixty days' advance notice to shareholders;
     and

     FURTHER  RESOLVED,  that the appropriate  officers
     and agents of the Trust be authorized to take such
     actions,   and   to  execute  and   deliver   such
     instruments, certificates and documents, including
     making   changes   to   existing   non-fundamental
     policies as may be necessary or appropriate, in order to effectuate the foregoing, in compliance with the Names Rule.


     /s/ Murray L. Simpson
     Murray L. Simpson
     Secretary